Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-220353) and Form S-8 (No. 333-183465) of iStar Inc. (“the Company”) of our report dated February 26, 2018, except for the change in the manner in which the Company classifies certain cash receipts and cash payments and the change in manner in which it presents restricted cash on the consolidated statements of cash flows discussed in Note 3 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2018 annual report on Form 10-K, as to which the date is February 25, 2019 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 24, 2020